EXHIBIT 99.1

NEWS RELEASE

Contact:	Stacy Feit
Investor Relations
Tel: 213-486-6549
Email: investor_relations@mflex.com

MFLEX REPORTS STRONG FISCAL 2012 FIRST QUARTER

FINANCIAL RESULTS

Anaheim, CA, February 2, 2012 – Multi-Fineline Electronix, Inc. (NASDAQ: MFLX), a leading global provider of high-quality, technologically advanced flexible printed circuit and value-added component assembly solutions to the electronics industry, today reported strong financial results for its fiscal first quarter ended December 31, 2011. Net sales in the first quarter of fiscal 2012 were $239.3 million, exceeding the high end of the Company’s guidance range, compared to net sales of $241.2 million in the same period of the prior year.

Gross margin during the first quarter of fiscal 2012 was 12.2 percent, compared to 14.3 percent for the same period in fiscal 2011. The year-over-year decline was attributable to higher capacity related costs to support anticipated 2012 customer demand, as well as rising labor costs and an appreciating yuan in China. Sequentially, gross margin increased 220 basis points primarily due to improved capacity utilization.

Net income for the first quarter of fiscal 2012 was $13.5 million, or $0.56 per diluted share, compared to net income of $15.1 million, or $0.62 per diluted share, for the same period in the prior year.

Cash flows from operating activities for the first quarter of fiscal 2012 were $5.7 million. At December 31, 2011, the Company had cash and cash equivalents of $75.8 million, or $3.14 per diluted share.

Non-GAAP Results

A reconciliation of GAAP net income and earnings per share to non-GAAP net income and earnings per share is provided in the table at the end of this press release.

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Share Repurchase Program

During the first quarter of fiscal 2012, the Company repurchased approximately 391,000 shares at a weighted-average purchase price of $20.08 per share, for a total purchase price of $7.9 million.

Outlook

For the second quarter of fiscal 2012, the Company expects net sales to range between $210 and $225 million, and gross margin to range between 10.5 and 11.5 percent based on the projected product mix and sales volume.

Commenting on the Company’s business outlook, Reza Meshgin, Chief Executive Officer of MFLEX, noted, “We anticipate continued strong demand for our flex assemblies for both smartphones and tablets in the second quarter of fiscal 2012. However, we expect lower sequential sales to reduce our capacity utilization and in turn, gross margin during the quarter. Looking further ahead, with increasing opportunities in the smartphone and tablet industries, we continue to expect year-over-year top line growth and sequential margin expansion in the second half of 2012.”

Conference Call

MFLEX will host a conference call at 5:30 p.m. Eastern time (2:30 p.m. Pacific time) today to review its fiscal 2012 first quarter financial results. The dial-in number for the call in North America is 1-877-941-2332 and 1-480-629-9866 for international callers. The call also will be webcast live on the Internet and can be accessed by logging onto www.mflex.com.

The webcast will be archived on the Company’s website for at least 60 days following the call. An audio replay of the conference call will be available for seven days beginning at 8:30 p.m. Eastern time (5:30 p.m. Pacific time) today. The audio replay dial-in number for North America is 1-800-406-7325 and 1-303-590-3030 for international callers. The replay passcode is 4508078.

About MFLEX

MFLEX (www.mflex.com) is a global provider of high-quality, technologically advanced flexible printed circuit and value-added component assembly solutions to the electronics industry. The Company is one of a limited number of manufacturers that provides a seamless, integrated end-to-end flexible printed circuit solution for customers, ranging from design and application engineering, prototyping and high-volume manufacturing to turnkey component assembly and testing. The Company targets its solutions within the electronics market and, in particular, focuses

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on applications where flexible printed circuits are the enabling technology in achieving a desired size, shape, weight or functionality of an electronic device. Current applications for the Company’s products include smartphones, tablets, computer/data storage, portable bar code scanners and other consumer electronic devices. MFLEX’s common stock is quoted on the Nasdaq Global Select Market under the symbol MFLX.

Certain statements in this news release are forward-looking statements that involve a number of risks and uncertainties. These forward-looking statements include, but are not limited to, statements and predictions regarding: revenues; net sales; sales; net income; profitability; growth; gross margins; customer mix and concentration; seasonality of the Company’s business; customer and seasonal demand; capacity, utilization and capacity expansion; product mix; market share; and programs and the ramping thereof. Additional forward-looking statements include, but are not limited to, statements pertaining to other financial items, plans, strategies or objectives of management for future operations, the Company’s future operations and financial condition or prospects, and any other statement that is not historical fact, including any statement which is preceded by the words “forecast,” “guidance,” “preliminary,” “scheduled,” “assume,” “can,” “will,” “plan,” “should,” “expect,” “estimate,” “aim,” “intend,” “look,” “project,” “foresee,” “target,” “anticipate,” “may,” “believe,” or similar words. Actual events or results may differ materially from those stated or implied by the Company’s forward-looking statements as a result of a variety of factors including the effect of the economy or seasonality on the demand for electronic devices; the Company’s success with new and current customers, those customers’ success in the marketplace and usage of flex in their products; product mix; the Company’s ability to develop and deliver new technologies; the Company’s ability to diversify and expand its customer base and markets; the Company’s effectiveness in managing manufacturing processes and costs; currency fluctuations; the Company’s ability to manage quality assurance and workforce issues; the degree to which the Company is able to utilize available manufacturing capacity, enter into new markets and execute its strategic plans; electricity, material and component shortages; the impact of natural disasters, competition, pricing pressures and technological advances; the outcome of tax audits; labor issues in the jurisdictions in which the Company operates; and other risks detailed from time to time in the Company’s SEC reports, including its Quarterly Report on Form 10-Q for the quarter ended December 31, 2011. These forward-looking statements represent management’s judgment as of the date of this news release. The Company disclaims any intent or obligation to update these forward-looking statements.

(SUMMARY FINANCIAL INFORMATION FOLLOWS)

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Multi-Fineline Electronix, Inc.

Condensed Consolidated Statements of Operations

(in thousands, except per share amounts)

(unaudited)

	Three Months Ended December 31,
	2011	2010
Net sales	$239,344	$241,154
Cost of sales	210,182	206,680

Gross profit	29,162	34,474
Operating expenses:
Research and development	2,079	2,751
Sales and marketing	6,387	7,433
General and administrative	5,064	5,050

Total operating expenses	13,530	15,234

Operating income	15,632	19,240
Other income (expense), net:
Interest income	292	223
Interest expense	(154)	(116)
Other income (expense), net	471	(165)

Income before income taxes	16,241	19,182
Provision for income taxes	(2,697)	(4,081)

Net income	$13,544	$15,101

Net income per share:
Basic	$0.57	$0.63
Diluted	$0.56	$0.62
Shares used in computing net income per share:
Basic	23,893	23,960
Diluted	24,152	24,298

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Multi-Fineline Electronix, Inc.

Condensed Consolidated Balance Sheets

(in thousands)

(unaudited)

	December 31, 2011	September 30, 2011
Cash and cash equivalents	$75,808	$97,890
Accounts receivable, net	191,311	150,507
Inventories	76,411	87,166
Other current assets	21,623	17,836

Total current assets	365,153	353,399
Property, plant and equipment, net	236,018	244,026
Other assets	27,705	28,320

Total assets	$628,876	$625,745

Accounts payable	$154,385	$162,790
Other current liabilities	33,089	31,544

Total current liabilities	187,474	194,334
Other liabilities	16,441	15,328
Stockholders' equity	424,961	416,083

Total liabilities and stockholders' equity	$628,876	$625,745

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Multi-Fineline Electronix, Inc.

Condensed Consolidated Statements of Cash Flows

(in thousands)

(unaudited)

	Three Months Ended December 31,
	2011	2010
Cash flows from operating activities
Net income	$13,544	$15,101
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	12,709	11,169
Provision for doubtful accounts and returns	1,799	2,064
Deferred taxes	(3)	(34)
Stock-based compensation expense	1,367	1,643
Asset impairments	(565)	—
Loss on disposal of equipment	13	5
Changes in operating assets and liabilities	(23,125)	(26,427)

Net cash provided by operating activities	5,739	3,521
Cash flows from investing activities
Sales of investments	—	14,991
Purchases of property and equipment	(20,346)	(18,327)
Proceeds from sale of equipment	699	277

Net cash used in investing activities	(19,647)	(3,059)
Cash flows from financing activities
Proceeds from exercise of stock options	52	52
Tax withholdings for net share settlement of equity awards	(800)	(959)
Repurchase of common stock	(7,860)	(924)

Net cash used in financing activities	(8,608)	(1,831)
Effect of exchange rate changes on cash	434	655

Net decrease in cash	(22,082)	(714)
Cash and cash equivalents at beginning of period	97,890	99,875

Cash and cash equivalents at end of period	$75,808	$99,161

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Multi-Fineline Electronix, Inc.

Selected Non-GAAP Financial Measures and Schedule Reconciling Selected Non-GAAP Financial

Measures to Comparable GAAP Financial Measures

(in thousands, except per share amounts)

(unaudited)

	Three Months Ended December 31,
	2011	2010
GAAP net income	$13,544	$15,101
Stock-based compensation expense	1,384	1,649
Impairment and restructuring	(565)	—
Income tax effect of non-GAAP adjustments	(219)	(557)

Non-GAAP net income	$14,144	$16,193

GAAP diluted earnings per share	$0.56	$0.62
Effect of non-GAAP adjustments on diluted earnings per share	0.03	0.05

Non-GAAP diluted earnings per share	$0.59	$0.67

Weighted-average diluted shares used in calculating non-GAAP diluted earnings per share	24,152	24,298

Use of Non-GAAP Financial Information

To supplement the condensed consolidated financial results prepared in accordance with Generally Accepted Accounting Principles (“GAAP”), the Company uses non-GAAP financial measures (non-GAAP net income and non-GAAP diluted earnings per share) that exclude certain charges and gains. Management excludes these items because it believes that the non-GAAP measures enhance an investor’s overall understanding of the Company’s financial performance and future prospects by being more reflective of the Company’s recurring operational activities and to be more comparable with the results of the Company over various periods. Management uses non-GAAP financial measures internally for strategic decision making, forecasting future results and evaluating current performance. By disclosing non-GAAP financial measures, management intends to provide investors with a more meaningful, consistent comparison of the Company’s core operating results and trends for the periods presented. Non-GAAP financial measures are not prepared in accordance with GAAP; therefore, the information is not necessarily comparable to other companies’ financial information and should be considered as a supplement to, not a substitute for, or superior to, the corresponding measures calculated in accordance with GAAP.

The items excluded from GAAP net income and diluted earnings per share in calculating these non-GAAP financial measures, are as follows: (a) stock-based compensation expense; and (b) impairment and restructuring activities, including asset impairments, one-time termination benefits and other restructuring-related costs. Management excludes these amounts when evaluating its core operating activities and for strategic decision making and forecasting of future results and believes that evaluating current performance, and excluding such items from MFLEX’s operations, provides investors with a more meaningful way of evaluating the Company’s current operating performance.

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